UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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L.B. Foster Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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L.B. FOSTER COMPANY 415 Holiday Drive Pittsburgh, Pennsylvania 15220

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 13, 2003

To the Stockholders:

L.B. Foster Company will hold its annual stockholders’ meeting at the Radisson Hotel Green Tree, 101 Radisson Drive, Pittsburgh, Pennsylvania on Tuesday, May 13, 2003 at 11:00 a.m., local time, for the purposes of:

1.	Electing a board of six directors for the ensuing year.

2.	Approving the Outside Directors Stock Award Plan.

3.	Approving the appointment of Ernst & Young LLP as our independent auditors for 2003.

4.	Any other matters that properly come before the stockholders at the meeting.

Only holders of record of common stock at the close of business on March 14, 2003 will be entitled to vote at the meeting or at any adjournment thereof. The stock transfer books will not be closed. The list of stockholders entitled to vote will be available for examination by any stockholder, during ordinary business hours, at the Company’s principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania, 15220, for a period of ten days prior to the meeting.

Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

David L. Voltz

Secretary

Pittsburgh, Pennsylvania

April 10, 2003

L.B. FOSTER COMPANY

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the “Company”) for use at the annual meeting of stockholders to be held May 13, 2003 and at any adjournment thereof. This proxy statement, the enclosed form of proxy and the Company’s 2002 Annual Report were mailed to stockholders on or about April 10, 2003. Any proxy given pursuant to this solicitation may be revoked at any time before its use by written notice of revocation delivered to the Company at its principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220, attention: Secretary, or by attendance at the meeting and voting in person.

The presence, in person or by proxy, of the record holders of a majority of the Company’s outstanding common stock is necessary to constitute a quorum. At the close of business on March 14, 2003, the record date for entitlement to vote at the meeting (“Record Date”), there were 9,531,010 shares of common stock outstanding. A quorum will therefore require the presence, in person or by proxy, of the holders of at least 4,765,506 shares. Where a stockholder’s proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such stockholders are nevertheless counted as being present at the meeting for the purposes of the vote on that matter.

Only holders of record of the common stock at the close of business on the Record Date, are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such stockholders will have one vote for each share held on that date. The common stock does not have cumulative voting rights. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. The approval of the Outside Directors Stock Award Plan, the appointment of Ernst & Young LLP as the Company’s independent auditors for 2003 and other matters shall require that more votes be cast in favor of the proposal than are cast against the proposal.

If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of the six nominees named herein as directors, FOR approval of the Outside Directors Stock Award Plan and FOR approval of Ernst & Young LLP as our independent auditors for 2003.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone, e-mail or facsimile by officers or employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse them for their expenses.

Stock Ownership

The following table shows the number of shares of common stock beneficially owned on the Record Date by:

•	each person who has reported beneficial ownership of more than 5% of the Company’s common stock;

•	each director or nominee for director;

•	each executive officer named in the Summary Compensation Table on page 9; and

•	all directors and executive officers as a group.

Information concerning the owners of more than 5% of the Company’s common stock is based upon their reports furnished to the Company and may not be current.

Table 1 Stock Ownership	Number of Shares Owned (a)		Percent of Shares (b)
More Than 5% Stockholders:
Dimensional Fund Advisors Inc. (c)	769,900	(d)	8.08%
Royce and Associates (c)	724,700		7.60%
Directors:
Lee B. Foster II	455,719		4.66%
Stan L. Hasselbusch	226,468		2.33%
Henry J. Massman IV	31,829		0.33%
Diane B. Owen	6,046.06%
John W. Puth	97,746		1.02%
William H. Rackoff	62,746.66%
Certain Executive Officers:
Alec C. Bloem	63,567.66%
Senior Vice President—Concrete Products
David L. Voltz	66,965.70%
Vice President, General Counsel and Secretary
Samuel K. Fisher	57,836		0.60%
Senior Vice President—Rail
All Directors and Executive Officers as a Group	1,158,739		11.31%

(a)	This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned. It also includes shares which the named person or group had the right to acquire within 60 days  after the Record Date through the exercise of stock options (242,500 for Mr. Foster, 25,000 for Mr. Massman, 5,000 for Ms. Owen, 50,000 for Mr. Puth, 35,000 for Mr. Rackoff, 178,000 for Mr. Hasselbusch, 41,250 for Mr. Bloem, 37,500 for Mr. Voltz, 48,000 for Mr. Fisher and 712,000 for the directors and executive officers of the Company as a group). The column also includes the share equivalents contained in the 401(k) plan maintained by the Company (25,619 for Mr. Foster, 26,195 for Mr. Hasselbusch, 3,373 for Mr. Bloem, 3,049 for Mr. Voltz and 3,101 for Mr. Fisher). Mr Foster also holds an indirect interest in 35,000 shares held in an investment plan maintained by a separate company and holds 19,800 as trustee for a trust maintained for his children.

(b)	The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after the Record Date have been acquired and are outstanding.

(c)	The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401 and the address of Royce and Associates, Inc. is 1414 Avenue of Americas, New York, NY 10019.

(d)	These shares reportedly are owned by investment advisory clients for which Dimensional Fund Advisors Inc. serves as investment manager.

ELECTION OF DIRECTORS

A board of six directors is to be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Information concerning the nominees is set forth below. The nominees are currently serving on the Board of Directors.

Nominee
Lee B. Foster II

Mr. Foster, age 56, has been a director of the Company since 1990. He was the Chief Executive Officer of the Company from May 1990 until January 2002. Mr. Foster is a director of Wabtec Corporation, a manufacturer of components for locomotives, freight cars and passenger transit vehicles. Wabtec Corporation also provides aftermarket services, including locomotive and freight car maintenance.

Stan L. Hasselbusch

Mr. Hasselbusch, age 55, has been Chief Executive Officer and a director of the Company since January 2002, and President of the Company since March 2000. He served as Vice President – Construction and Tubular Products of the Company from December 1996 to December 1998 and as Chief Operating Officer from January 1999 until he was named Chief Executive Officer in January 2002.

Henry J. Massman IV

Mr. Massman, age 40, has been a director of the Company since November 1998. He has been President and Chief Executive Officer of Massman Construction Co., Inc., a heavy civil, bridge and marine contractor, since 1988.

Diane B. Owen

Ms. Owen, age 47, was elected to be a Director in May 2002. She has been Vice President – Corporate Audit of H.J. Heinz Company (Heinz), an international food company, since April 2000 and was Vice President – Strategy Development for Heinz from January 2000 to April 2000. She served as Vice President and Chief Financial Officer of Starkist Foods, Inc. from September 1998 to January 2000 and held the same position with Weight Watchers International, Inc. from March 1995 to September 1998.

John W. Puth

Mr. Puth, age 74, has been a director of the Company since 1977. He is a managing member of J.W. Puth Associates, LLC and a general partner of BVCF III and BVCF IV (institutional venture capital funds) and a general partner of JDA Partners LP (an investment partnership). Mr. Puth is a director of US Freightways, Inc. (trucking logistics and freight forwarding), A.M. Castle, Inc. (metal fabrication and distributor) and several private manufacturing companies.

William H. Rackoff

Mr. Rackoff, age 54, has been a director of the Company since 1996. Mr. Rackoff has been President of Asko, Inc., which manufactures custom engineered tooling for the metalworking industry, since 1991 and became Chief Executive Officer of Asko, Inc. in 1995.

The foregoing nominees were nominated by the Board of Directors and have expressed their willingness to serve as directors if elected. However, should any of such persons be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

Board and Committee Meetings

The Board of Directors held 10 meetings during 2002. Each nominee who was a director during 2002 attended more than seventy-five percent of the total number of meetings held during 2002 by the Board of Directors and the committees of the Board on which he served.

Messrs. Puth (Chairman) and Foster constitute the Executive Committee of the Board of Directors. The Audit Committee is composed of Ms. Owen (Chairperson) and Messrs. Puth and Rackoff, the Personnel & Compensation Committee is composed of Messrs. Puth (Chairman), Massman and Rackoff, and the Option Committee is composed of Ms. Owen and Messrs. Puth and Rackoff. Messrs. Puth, Rackoff and Massman and Ms. Owen are “independent” as defined in Rule 4200(a) of the National Association of Securities Dealers’ listing standards.

The Audit Committee, which held five meetings during 2002, is responsible for reviewing, with the independent auditors and management, the work and findings of the auditors as well as the effectiveness of the Company’s internal auditing department and the adequacy of the Company’s internal controls and the accounting principles employed in financial reporting. The Personnel & Compensation Committee, which met on five occasions in 2002, is responsible for reviewing and approving all general employee benefit programs and recommending for approval officer compensation and organizational changes. The Option Committee, which met three times in 2002, is responsible for the administration of the Company’s stock option plan. The Company has no standing nominating committee of the Board of Directors. The Executive Committee did not meet in 2002.

Directors’ Compensation

Except for the Chairman of the Audit Committee, outside directors are paid a $7,000 base annual fee plus $1,000 for each board meeting attended and $500 for each committee meeting attended. Effective October 1, 2002, the base annual fee for the Audit Committee Chairwoman was increased to $9,500. Management directors receive no separate compensation for their services as directors.

Prior to October 1, 2002, no compensation was paid for participating in special telephonic meetings or executing unanimous consents in lieu of meetings. Effective October 1, 2002, outside directors are paid $500 for participating in telephonic Board and committee meetings.

Each outside director automatically is awarded annually a non-qualified option to acquire up to 5,000 shares of the Company’s common stock after the annual shareholders’ meeting. Following the annual meeting in 2002 Messrs. Massman, Rackoff, Puth and Ms. Owen were each awarded an option to acquire up to 5,000 shares of the Company’s common stock at $5.50 per share.

From June, 2000 through January, 2003, an outside director each year received two grants of restricted Company common stock, with each grant having a value of $3,500. If the Outside Directors’ Stock Award Plan is approved at the 2003 annual shareholders’ meeting, these grants will cease and, instead, each outside director will receive 2,500 shares of restricted Company common stock on each date such outside director is elected or re-elected at an annual shareholders’ meeting.

APPROVAL OF THE

OUTSIDE DIRECTORS

STOCK AWARD PLAN

The Outside Directors Stock Award Plan (the “Plan”) provides for the issuance of 2,500 restricted shares of the Company’s common stock to an outside director at each annual shareholders’ meeting at which the outside director is elected or re-elected, commencing with the 2003 Annual Shareholders’ Meeting. An “outside director” is an individual who is not also a Company employee on the date the individual is elected (or re-elected) as a director at an annual shareholders’ meeting. The Company’s current outside directors are Ms. Owen and Messrs. Massman, Puth and Rackoff.

The Plan will terminate upon the earlier of (a) May 20, 2012; (b) the issuance of 120,000 shares under the Plan; or (c) the termination of the Plan by the Company’s Board of Directors. A copy of the Plan is attached to this Proxy Statement as Exhibit A.

The Plan will become effective only if it is approved at the Company’s 2003 Annual Shareholders’ Meeting. Shareholder approval is being sought because proposed NASD regulations require shareholders’ approval of such equity compensation plans. The Plan will be approved if more votes are cast in favor of the Plan than are cast against the Plan.

The following table shows the shares of Company common stock that will be delivered in 2003 if the Plan is approved:

L.B. Foster Company

Outside Director

Stock Award Plan

Name and Position	Dollar Value ($)	Number of Units (Shares)
Lee B. Foster II	—	—
Stan L. Hasselbusch	—	—
Alec C. Bloem	—	—
David L. Voltz	—	—
Samuel K. Fisher	—	—
Executive Group	—	—
Non-Executive Director Group	—	10,000
Non-Executive Officer Employee Group	—	—

The following table sets forth information on the Company’s equity compensation plans as of December 31, 2002:

	(I)	(II)	(II)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under plans (excluding securities listed in column (I)
Plan Category
Equity compensation plans approved by shareholders	1,535,500	$4.27	182,550
Equity compensation plans not approved by shareholders	*	—	—
Total	1,535,500	$4.27	172,550

*	The Company has awarded shares of its common stock to its outside directors on a biannual basis since June 2000 under an arrangement not approved by the Company’s shareholders. A total of 22,984 shares of common stock have been so awarded. The Company does not contemplate issuing additional shares under this program; if approved, the Plan will replace this program.

The Board of Directors recommends a vote FOR approval of the Plan.

APPROVAL OF APPOINTMENT OF AUDITORS

The firm of Ernst & Young LLP has served as the Company’s independent auditors since 1990 and has been appointed as the Company’s independent auditors for the fiscal year ending December 31, 2003. The Board of Directors recommends a vote FOR approval of this appointment.

Audit Fees

Ernst & Young LLP’s audit fees and expenses for the 2002 fiscal year were $155,970.

All Other Fees

The Company also paid Ernst & Young LLP an additional $122,541 for audit related services and tax services during 2002. Audit related services generally include pension audits, and accounting consultations. Tax services include compliance and planning services.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for the financial statements and the reporting process. Pursuant to its Charter attached to this Proxy Statement as Exhibit B, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements of the Company for the year ended December 31, 2002 and discussed the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with Ernst & Young LLP the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board. The Committee considered the compatibility of nonaudit services with the auditors’ independence and concluded that Ernst & Young LLP’s independence had not been impaired.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held five meetings during fiscal year 2002. The Committee discussed the results of Ernst & Young LLP’s quarterly review procedures with the Company’s Chief Executive Officer and Controller and with Ernst & Young LLP prior to the Company’s release of quarterly financial information.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee has also appointed Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2003.

AUDIT COMMITTEE

Diane B. Owen, Chairman

John W. Puth

William H. Rackoff

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation of the Company’s five most highly paid executive officers (the “Named Executive Officers”).

Name and Principal Position	Year	Annual Compensation				Long-Term Compensation Awards		All Other Compensation ($)(4)
		Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)		Restricted Stock Awards ($)(3)	Options/ SARs (# shares)
Lee B. Foster II	2002	165,236	—	29,914	(5)	—	10,000	12,743
Chairman	2001	307,916	—	*		—	50,000	22,810
	2000	307,000	62,258	*		17,252	100,000	28,332

Stan L. Hasselbusch	2002	300,369	—	*		—	20,000	14,134
President and Chief	2001	227,833	—	*		—	100,000	13,771
Executive Officer	2000	225,000	45,629	*		12,644	50,000	17,750

Alec C. Bloem	2002	204,748	—	*		—	—	6,917
Sr. Vice President	2001	196,250	8,000	*		—	15,000	8,027
Concrete Products	2000	186,250	28,832	*		5,219	25,000	10,627

Samuel K. Fisher	2002	155,680	—	*		—	—	6,469
Sr. Vice President—Rail	2001	146,667	—	*		—	10,000	7,189
	2000	134,583	13,656	*		3,784	3,500	8,678

David Voltz	2002	152,998	—	*		—	—	6,460
Vice President, General	2001	148,125	—	15,514(6)		—	10,000	7,566
Counsel and Secretary	2000	142,500	18,303	*		5,072	10,000	10,236

(1)	The Company did not pay a bonus pursuant to the 2002 or the 2001 Bonus Plan. The amounts included in this column for 2001 are discretionary bonus payments. The amounts included in this column for 2000 include, in addition to cash, the value at $3.25 per share of the Company’s Stock issued to the Named Executive Officers pursuant to the Company’s 2000 Bonus Plan. The stock is subject to forfeiture, if, subject to certain exceptions, the recipient’s employment with the Company terminates within two years after the date of the stock’s issuance.

(2)	The amounts in this column include the value of Company-provided term life insurance, long-term disability premiums, leased car, Executive Medical Reimbursement Plan, and country club dues and fees.

(3)	The amounts included in this column are also included in the amounts listed in the bonus column under the Annual Compensation portion of the Table. The Company did not issue stock under the 2002 or the 2001 Bonus Plan. As of December 31, 2002, Mr. Foster held 5,308 shares of restricted stock valued at $23,037, Mr. Hasselbusch held 3,891 shares of restricted stock valued at $16,887, Mr. Bloem held 1,606 shares of restricted stock valued at $6,970, Mr. Voltz held 1,561 shares of restricted stock valued at $6,775 and Mr. Fisher held 1,164 shares of restricted stock valued at $5,052.

(4)	The amounts in this column include Company contributions to the L.B. Foster Company Voluntary Investment Plan and the Supplemental Executive Retirement Plan.

(5)	This amount includes club dues and fees of $12,899 and $13,158 for a leased car.

(6)	This amount includes club dues and fees of $2,515 and $10,730 for a leased car.

*The	total is less than 10% of the executive’s total salary and bonus for the year.

Option Grants

The following table provides information on stock options granted to Named Executive Officers in 2002:

	Number of Shares Underlying Options Granted		% of Total Options Granted to Employees in 2002	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
Name						5%	10%
Lee B. Foster II	10,000	(a)	4.32%	5.50	5/14/12	34,580	87,700
Stan L. Hasselbusch	20,000	(a)	8.64%	5.50	5/14/12	69,160	175,400
Alec C. Bloem	-—		—	—	—	—	—
David L. Voltz	-—		—	—	—	—	—
Samuel K. Fisher	-—		—	—	—	—	—

(a)	Mr. Hasselbusch’s options vest at the rate of 25% per year, commencing one year after the date of grant, and are exercisable until ten years after the date of the grant. Mr. Foster’s options are fully vested and also are exercisable until ten years after the date of the grant.

Option Exercises and Year-End Option Values

The following table provides information on option exercises in 2002 by the Named Executive Officers and such officers’ unexercised options at December 31, 2002. The Company has not awarded any stock appreciation rights.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Lee B. Foster II	—	—	242,500	—	91,500	—
Stan L. Hasselbusch	—	—	148,000	120,000	44,585	39,375
Alec C. Bloem	—	—	37,500	27,500	15,188	23,062
David L. Voltz	—	—	32,500	12,500	10,425	7,875
Samuel K. Fisher	—	—	43,000	25,000	16,238	17,588

PERSONNEL & COMPENSATION COMMITTEE

AND OPTION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Personnel & Compensation Committee (the “Compensation Committee”) of the Board of Directors is composed of non-employee directors and is generally responsible for determining the compensation of the Company’s executive officers, except for decisions made by the Option Committee concerning stock option awards. The decisions by the Compensation Committee are then reviewed by the full Board. This report is submitted by Committee members Massman, Puth and Rackoff in their capacity as the Compensation Committee, and by Committee members Puth, Rackoff, and Owen in their capacity as the Option Committee, and addresses the Company’s compensation policies for 2002 as they were generally applicable to the Company’s executive officers and as they were specifically applicable to Mr. Hasselbusch.

COMPENSATION POLICIES REGARDING EXECUTIVE OFFICERS

The Compensation Committee’s policies are designed to enable the Company to attract and retain qualified executives and to provide incentives for the achievement of the Company’s annual and long-term performance goals. The vehicles for compensating and motivating executive officers include cash compensation, stock awards, stock options, participation in a 401(k) plan, a supplemental executive retirement plan and other benefits. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Company has not and currently does not anticipate paying compensation in excess of $1 million per annum to any employee.

Cash Compensation

Each year the Company obtains survey data in order to determine the competitiveness of its pay structure for senior management. The surveys considered in determining the pay scales for 2002 were published by Watson Wyatt Data Services and covered companies that were manufacturers with average sales of up to $ 450 million in the: durable goods industry, fabricated metal products industry, building materials industry, general manufacturing industry, engineering services industry, non-manufacturing and/or other services industry. The data indicates that the Company’s executive officers’ average base salaries were approximately 14.8% lower than the weighted average of the median base salaries for comparable positions in these industries.

The Company uses survey data only to establish rough guidelines for its decisions on executive compensation. Specific decisions are then made largely on subjective assessments of the officer’s performance, the responsibilities and importance of the officer’s position within the Company and the overall performance of the Company.

During 2002, the Company also maintained an Incentive Compensation Plan to provide incentives and rewards for employees. No bonuses were paid under this Plan because the Company did not achieve required levels of pre-tax income. The Board of Directors did however, award special bonuses to three officers ranging from 4.2% to 17.9% of the respective recipients’ base salary. Survey data indicate that the current salaries plus cash incentive compensation (excluding stock awards under the Incentive Compensation Plan) paid to the Company’s executive officers were below the blended aggregate median cash compensation for comparable executive positions in the durable goods industry, fabricated metal products industry, building materials industry, general manufacturing industry, engineering services industry, non-manufacturing and other service industries.

Many of the companies included in the peer group used to compare shareholder returns are substantially larger than the Company and do not necessarily represent the Company’s most direct competition for executive talent. Consequently, the survey data used by the Compensation Committee does not correspond to the peer group index in the five-year Total Return graph included in the proxy statement.

Stock Option Plans

The Company’s 1985 Long-Term Incentive Plan as Amended and Restated and the 1998 Long-Term Incentive Plan As Amended and Restated (the “Plans”) authorizes the award of stock options and stock appreciation rights (“SAR’s”) to officers, directors and key employees of the Company and its subsidiaries. The Plans are designed to motivate participants by providing them with a direct, financial interest in the long-term performance of the Company. The Option Committee of the Board of Directors determines the participants and their awards. The purchase price of optioned shares must be at least the fair market value of the common stock on the date the option is granted, and the term of options may not exceed ten (10) years. Both “incentive stock options” and “non-qualified stock options” may be awarded under the Plans. Stock appreciation rights may be awarded at any time prior to six months before the stock option’s expiration date and represent the right to receive payment of an amount not exceeding the amount by which the average of the reported high and low sales prices of the Company’s common stock on the trading day immediately preceding the date of exercise of the SAR exceeds the option exercise price. The exercise of a SAR cancels the related stock option. In determining the number of options to award a participant, the Option Committee generally takes into account, among other factors, the number of options previously awarded to the individual, the individual’s responsibilities and the individual’s performance.

Retirement Plan

The Company maintains the L. B. Foster Company Voluntary Investment Plan, a salary reduction plan qualifying under Section 401(k) of the Internal Revenue Code, covering all salaried employees with over one (1) year of service. Eligible employees may contribute up to 15% (10% maximum on a pre-tax basis) of their compensation to the Plan, and the Company is required to contribute 1% of the employee’s compensation plus $.50 for each $1.00 contributed by the employee, subject to a maximum of from 4% to 6% of the employee’s compensation. Based upon the Company’s financial performance against predetermined criteria, the Company may be required to contribute up to an additional $.50 for each $1.00 so contributed. The Company also may make additional discretionary contributions to the Plan. Company contributions vest upon completion of three (3) years of service. The Company’s contributions for 2002 to the Voluntary Investment Plan for Messrs. Foster, Hasselbusch, Bloem, Voltz and Fisher are included in the Summary Compensation Table. The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits, which approximate the benefits, which the executives cannot receive under the Voluntary Investment Plan because of Internal Revenue Code limitations.

Other Compensation Plans

At various times in the past, the Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate and has adopted certain executive officer leased vehicle, life and health insurance programs. The incremental cost to the Company of the executive officers’ benefits provided under these programs for Messrs. Bloem, Foster, Hasselbusch, Voltz and Fisher are included in the Summary Compensation Table, if such benefits exceeded 10% of named officer’s salary and bonus for the year. Benefits under these plans are not directly or indirectly tied to Company performance.

MR. HASSELBUSCH’S 2002 COMPENSATION

Mr. Hasselbusch’s annual salary was increased to $300,000 on January 1, 2002 when Mr. Hasselbusch assumed the office of Chief Executive Officer in addition to his position as President. Mr. Hasselbusch is eligible to participate in the same executive compensation plans as are available to other executive officers. According to data published by Watson Wyatt Data Services, Mr. Hasselbusch’s 2002 base compensation, on an annualized basis was approximately 25.3% below the weighted average of the median base salary for Chief Executive Officer of building products companies with median sales of $426 million, durable goods manufacturing companies with median sales of $250 million and engineering services companies with median sales of $270 million. Consistent with the Compensation Committee’s general practice, there was no special attempt to set Mr. Hasselbusch’s compensation in any particular relationship to the compensation data or to corporate performance. Mr. Hasselbusch did not receive a bonus under the Company’s Incentive Compensation Plan because the Company did not attain the required level of pre-tax income.

Consistent with its goal of aligning management and shareholder interests, the Option Committee on May 15, 2002 awarded Mr. Hasselbusch options to acquire up to 20,000 shares of the Company’s common stock at a price of $5.50/share.

PERSONNEL & COMPENSATION COMMITTEE

John W. Puth, Chairman

William H. Rackoff

Henry J. Massman IV

OPTION COMMITTEE

John W. Puth

William H. Rackoff

Diane B. Owen

The Peer Group is composed of the following steel or iron related companies where stocks are listed on domestic securities exchanges: Ampco-Pittsburgh Corp., Bayou Steel Corp. La Place, Bethlehem Steel Corp., Carpenter Technology Corp., Friedman Inds. Inc., Hmi Inds. Inc., LTV Corp. New, Maverick Tube Corp., N S Group, Inc., Nucor Corp., Oregon Steel Mills, Inc., Precision Castparts Corp., Quanex Corp., Texas Inds. Inc., Tyler Technologies, Inc. Del., United States Steel Corp, New Valpey Fisher Corp, Weirton Steel Corp., Whx Corp.

ADDITIONAL INFORMATION

Management is not aware at this time of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted in the discretion of the proxyholders.

Representatives of Ernst & Young LLP are expected to be in attendance at the meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement if they so desire.

Stockholders’ proposals intended to be presented at the Company’s 2004 annual meeting must be received by the Company no later than December 31, 2003 to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. A nomination of a person for election as a director and any other proposal made by a stockholder shall not be considered at a stockholders’ meeting unless written notice of the nomination or proposal has been received by the Company’s Secretary by the later of (i) the date which is 90 days in advance of the meeting date or (ii), the seventh calendar day following the first public announcement of the date of the meeting.

Pittsburgh, Pennsylvania

April 10, 2003

Exhibit A

L.B. FOSTER COMPANY

OUTSIDE DIRECTORS STOCK

AWARD PLAN

I. Purpose

To compensate L.B. Foster Company’s outside directors, in part, with the value of the Company’s common stock and to further align the interests of the Company’s outside directors with the interests of the Company’s shareholders.

II.	Administration

a.	Up to 120,000 shares of the Company’s common stock may be issued under this Plan. The common stock so issued shall be restricted and may be either treasury stock or authorized, but previously unissued, common stock.

b.	Commencing with the Company’s 2003 Annual Shareholders’ Meeting, each outside director elected at an annual shareholders’ meeting shall be awarded 2,500 shares of the Company’s common stock as of each date such outside director is elected (or re-elected).

c.	This Plan shall be effective only if it is approved by the Company’s shareholders at the 2003 Annual Shareholders’ Meeting. This Plan shall terminate upon the earliest to occur of (a) May 30, 2012, (b) the issuance of 120,000 shares of common stock under the Plan; or (c) the termination of the Plan by the Company’s Board of Directors.

III.	Outside Directors

For the purposes of this Plan, an outside director shall be a director of the Company who is not also an employee of the Company on the date the director is elected (or re-elected) as a director of the Company at an annual shareholders’ meeting.

This stock compensation plan replaces the Company’s practice, prior to January 15, 2003, of granting common stock twice a year to the Company’s outside directors.

Approved by the Board of Directors

of L.B. Foster Company on

March 3, 2003

Exhibit B

CHARTER

L.B. Foster Company

Audit Committee of the Board of Directors

I.	PURPOSE

The Audit Committee’s primary function is to fulfill its oversight responsibilities by reviewing: the Corporation’s audited financial reports and interim financial reports; the Corporation’s systems of internal controls regarding finance, accounting and legal compliance that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes. The Audit Committee’s primary duties and responsibilities are:

♦	Overseeing that management has established and maintained the Corporation’s financial reporting process and internal control system to insure the reliability and integrity of the Corporation’s financial reporting and disclosure practices.

♦	Overseeing that management has established and maintained processes to assure the quality and effectiveness of both its independent public accountants and internal auditor(s).

♦	Providing an open avenue of communication among the independent public accountants, financial and senior management, the internal auditing department and the Board of Directors.

The Audit Committee will fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter. As used herein, the term “independent public accountants” shall refer to the independent public accountants retained by the Company for the purpose of expressing an opinion on the Company’s financial statements for either:

•	the period covered by any financial statement; or

•	the period of the engagement to audit or review the Corporation’s financial statements or to prepare a report filed with the Securities and Exchange Commission.

II.	COMPOSITION

(i)	The Audit Committee shall consist of three or more directors as determined by the Board, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. The term “independent director” in this Section II shall have the meaning set forth both in the NASDAQ’s Audit Committee Requirements, as from time to time amended, and shall also mean that each independent director may not accept any consulting, advisory or other compensatory fees from or by affiliation with the Corporation, other than as a Board or committee member. All members of the Committee shall have a working familiarity with basic finance and accounting practices.

The Committee shall include at least one member who, in the judgment of the Board of Directors, is a financial expert under the standards established by the Securities and Exchange Commission.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless the Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. A member of the Committee shall immediately resign from the Committee if he should cease to be an independent director and his successor shall be selected by the full Board.

III.	MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. Special meetings may be called by either the Chairman of the Board or the Chairman of the Committee. In order to foster open communication, the Committee shall meet periodically with management and the independent public accountants in separate executive sessions. In addition, the Committee, or at least its Chair shall meet with the independent public accountants and management quarterly to review the Corporation’s interim financial statements.

IV.	RESPONSIBILITIES

To fulfill its responsibilities, the Audit Committee shall:

Documents/Reports; Review, Discussion and Recommendations

1.	Review this Charter at least annually and, if appropriate, update this Charter.

2.	Review and discuss the Corporation’s audited financial statements with management.

3.	Discuss with the independent public accountants the matters required to be discussed by applicable law or by SAS 61, as it may be modified or supplemented, including:

•	all critical accounting policies and practices to be used

•	all alternate treatments within generally accepted accounting principles of financial information that have been discussed with management, ramifications of the use of such alternative disclosures and treatment and the treatment preferred by the independent public accountants

•	Any accounting disagreements between the independent public accountants and management

•	other material written communications between the independent public accountants and management, such as any management letter or schedule of unadjusted differences.

4.	Receive the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, as it may be modified or supplemented, and discuss with the independent public accountants their independence.

5.	If appropriate, and based on the review and discussion referred to in paragraphs (IV) 2 through (IV) 4 of this Charter, recommend to the Board of Directors that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K.

6.	Review with financial management and the independent public accountants each Quarterly Report on Form 10-Q prior to its filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Public Accountants

7.	Be directly responsible for the appointment, compensation, oversight and, if appropriate, termination of the independent public accountants retained to audit the books of the Corporation, its operating groups and subsidiaries.

8.	Periodically consult with the independent public accountants about internal controls and the quality and accuracy of the Corporation’s financial statements and elicit the independent public accountants’ recommendations for improving the Corporation’s internal controls.

9.	The independent public accountants shall report directly to the Audit Committee and the Audit Committee shall periodically confirm that the independent public accountants understand that they are directly accountable to the Audit Committee.

10.	Resolve disagreements between management and the independent public accountants regarding financial reporting.

11.	Preapprove, in the Committee’s discretion, non-audit services to be performed by such independent public accountants that are not prohibited. Prohibited services which the independent public accountants may not perform and which the Committee may not approve are:

•	bookkeeping or other services related to the accounting records or financial statements of the Corporation;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit out-sourcing services;

•	management functions or human resources;

•	broker or dealer, investment adviser or investment banking services;

•	legal services and expert services unrelated to the audit; and

•	any other service that the Securities and Exchange Commission or Public Company Accounting Oversight Board determines, by regulation, is impermissible.

12.	Approve, in the Committee’s discretion, non-audit services performed by the independent public accountants which were not pre-approved by the Committee when the independent public accountants render a service that was anticipated to be an audit service, but which turns out to be a non-audit service, but only if:

•	the aggregate fees for all non-audit services are not more than five percent of total fees paid to the independent public accountants during the fiscal year in which the non-audit services are provided;

•	the service was not initially recognized by the Corporation as a non-audit service;

•	the service is promptly brought to the attention of the Audit Committee; and

•	the Audit Committee (or one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee) approves the activity prior to the conclusion of the audit.

Financial Reporting Processes

13.	In consultation with the independent public accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

14.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent public accountants, management or the internal auditing department.

Process Improvement

15.	Following completion of the annual audit, review separately with management and the independent public accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

16.	Review with the independent public accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

17.	Review activities, organizational structure and qualifications of the internal audit department.

18.	Review, with the Corporation’s counsel or other counsel selected by the Committee, any legal matter that could have a significant impact on the Corporation’s financial statements.

19.	Put in place procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or other matters, which procedures shall provide for the confidential and anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

20.	Review, and if appropriate, approve any “related party transactions”. As used herein a “related party transaction” shall refer to transactions required to be disclosed pursuant to S.E.C. Regulation S-K, Item 404.

21.	Cause each member of the Committee to receive continuing education pertaining to the functions and responsibilities of the Committee.

22.	Oversee management’s implementation of a code of ethics for senior financial officers.

23.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

While the Audit Committee has responsibilities and powers set forth in this Charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent public accountants. The Audit Committee also does not have the duty to ensure compliance with laws and regulations or any code of conduct applicable to the Corporation or its employees.

V.	RESOURCES

The Audit Committee will be provided with the necessary resources (both internal and external) to carry out its duties. The Committee may retain outside counsel, accountants or others to assist the Committee discharge its duties when, in the Committee’s judgment, such assistance is appropriate.

PROXY

L.B. FOSTER COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 13, 2003

The undersigned hereby appoints Lee B. Foster II and Stan L. Hasselbusch, and each or either of them, to represent the L.B. Foster Company common stock of the undersigned at the Annual Meeting of Stockholders of L.B. Foster Company to be held at the Radisson Hotel Green Tree, 101 Radisson Drive, Pittsburgh, Pennsylvania on May 13, 2003 at 11:00 a.m. or at an adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR all Nominees” in Item 1, “FOR” Item 2 and “FOR” Item 3. If any other matter should come before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxyholders. If any nominee for director is unavailable for election, this proxy may be voted for a substitute nominee chosen by the Board of Directors.

(PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY)

ANNUAL MEETING OF STOCKHOLDERS OF

L.B. FOSTER COMPANY

May 13, 2003

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê    Please detach and mail in the envelope provided.    ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN ITEM 1, “FOR” ITEM 2 AND “FOR” ITEM 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
Item 1. Election of the following nominees as Directors: (See Instructions Below)				Item 2.	Approve Outside Directors Stock Award Plan.	☐	☐	☐

		NOMINEES		Item 3.	Approve appointment of Ernst & Young LLP as Independent Auditors for 2003.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	o o o o o o	Lee B. Foster II Stan L. Hasselbusch Henry J. Massman IV Diane B. Owen John W. Puth William H. Rackoff		(PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder                                                     Date:                    Signature of Shareholder                                                     Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ê    Please detach and mail in the envelope provided.    ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN ITEM 1, “FOR” ITEM 2 AND “FOR” ITEM 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
Item 1. Election of the following nominees as Directors: (See Instructions Below)				Item 2.	Approve Outside Directors Stock Award Plan.	☐	☐	☐

		NOMINEES		Item 3.	Approve appointment of Ernst & Young LLP as Independent Auditors for 2003.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	o o o o o o	Lee B. Foster II Stan L. Hasselbusch Henry J. Massman IV Diane B. Owen John W. Puth William H. Rackoff		(PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder                                                     Date:                    Signature of Shareholder                                                     Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.